Exhibit 99.1

SEALY CORPORATION

Press Release – 3Q Fiscal 2009 Results

September 29, 2009

News Release

Sealy Corporation Reports Third Quarter Fiscal 2009 Results

—Income from Operations Grows 21.6%—

—Adjusted EBITDA Grows 14.7%—

—Operating & Adjusted EBITDA Margin Expansion—

TRINITY, N.C., September 29 — Sealy Corporation (NYSE: ZZ), the bedding industry’s largest global manufacturer, today announced results for its third quarter of fiscal 2009.

Income from operations for the third fiscal quarter increased $7.0 million to $39.2 million compared to the same period in the prior year. As a percent of sales, income from operations increased 325 basis points to 11.2% from the same prior year period.

Adjusted EBITDA for the third fiscal quarter increased to $53.7 million from $46.8 million, while Adjusted EBITDA margin increased 380 basis points to 15.4% compared to the same prior year period.

Net sales for the third fiscal quarter were $349.6 million compared to $405.0 million in the same prior year period.

Gross Profit for the third fiscal quarter was $146.1 million compared to $164.1 in the same prior year period, while Gross Margin increased 126 basis points over the same time period, to 41.8%.

Net income for the third fiscal quarter was $12.1 million versus net income of $10.9 million for the comparable prior year period.  Third quarter 2009 earnings per diluted share, based on a 279.2 million diluted share count, was $0.05, compared to earnings per diluted share, based on a 93.5 million diluted share count, of $0.12 in the prior year. A reconciliation for the increase in shares outstanding can be found in the attached schedules.

“We were pleased with the results from the continued execution of our 2009 strategic initiatives to grow profitable market share; successfully roll out the new

SEALY CORPORATION

Press Release – 3Q Fiscal 2009 Results

September 29, 2009

Stearns & Foster line; build stronger partnerships with our retailers and suppliers; improve our gross margins; permanently reduce our operating cost structure; and maximize our financial flexibility.  These actions have all contributed to the year-over-year and sequentially improving results that we are reporting today,” stated Larry Rogers, Sealy’s President and Chief Executive Officer.

“While the global macro economic and retail environments remain challenging, we believe our focus on the aspects of our business that we can control is paying off.  One prominent example of this is the success that we are seeing in the luxury bedding market with our new Stearns & Foster line.  Efforts like this are enabling us to begin to realize improvements in our operations and positioning us to benefit more when the economy improves,” added Mr. Rogers.

Total U.S. net sales were $256.8 million, a decrease of 13.3% from the third quarter of fiscal 2008.  Wholesale domestic net sales, which exclude third party sales from Sealy’s component plants, were $251.8 million, compared to $289.0 million in the third quarter of 2008. A weak retail environment negatively impacted domestic revenue performance. In the U.S., Wholesale Average Unit Selling Price (AUSP) increased 0.1% while unit volume declined 12.9% on a year-over-year basis.

International net sales decreased $16.0 million, or 14.7%, from the third quarter of 2008 to $92.8 million. Excluding the effects of currency fluctuation, International net sales declined 4.3% from the third quarter of 2008. This decline was primarily due to declines in finished goods sales in Europe and, to a lesser extent, the weak retail environment in our Latin American businesses.

Consolidated gross profit was $146.1 million compared to $164.1 million in the third quarter of fiscal 2008.  Gross profit margin was 41.8%, an increase of 126 basis points compared to the prior year third quarter.  U.S. gross profit margin increased 109 basis points to 43.9%.  The increase in gross profit margin was driven primarily by lower material costs as the related commodity prices remained below prior year levels through the third quarter and continued improvements in manufacturing efficiencies, which were

SEALY CORPORATION

Press Release – 3Q Fiscal 2009 Results

September 29, 2009

partially offset by less absorption of fixed costs as a result of lower volume.

Selling, general, and administrative (SG&A) expenses were $110.3 million for the third quarter of fiscal 2009, an improvement of $22.6 million, versus the comparable period a year earlier. The reduction in SG&A expenses is primarily due to actions taken by management to reduce the Company’s cost structure.  Volume driven variable expenses declined $14.9 million. Fixed operating costs, exclusive of compensation expense, decreased $17.0 million primarily due to a $10.1 million reduction in national advertising expenses as well as reductions in other operating expenditures. Compensation expense increased by $9.3 million primarily due to increases for incentive-based payments, defined contribution plan payments, and non-cash compensation expense related to new equity grants.

Income from operations for the third fiscal quarter increased $7.0 million to $39.2 million compared to the same period in the prior year. As a percent of sales, income from operations increased 325 basis points to 11.2% from the same prior year period. This improvement was based on improved gross profit margin performance and continued cost improvements.

Total Adjusted EBITDA was $53.7 million for the third quarter of fiscal 2009, or 15.4% of net sales, which represents an increase of 380 basis points on a year-over-year basis.

For the nine months ended August 30, 2009, Net Sales decreased 18.3% to $958.0 million from $1,172.3 million for the comparable prior year period. Gross profit was $386.5 million, or 40.3% of net sales, versus $465.7 million, or 39.7% of net sales, for the comparable prior year period a year earlier. Income from operations was $92.2 million or 9.6% of net sales compared to $108.0 million or 9.2% of net sales for the comparable prior year period. Net income was $11.6 million versus $39.1 million and net income per diluted share was $0.09 compared to $0.42 for the comparable prior year period. Results for the period included charges of $16.2 million net of tax or $0.11 per diluted share, related to the Company’s refinancing of its senior credit facility on May 29, 2009 and rights for convertible notes.  Total Adjusted EBITDA was $130.8 million, or 13.7% of net sales, versus $147.8 million, or 12.6% of net sales, compared for the nine months ended August 31, 2008.

SEALY CORPORATION

Press Release – 3Q Fiscal 2009 Results

September 29, 2009

As of August 30, 2009, the Company’s debt net of cash was $749.6 million, a decrease of $7.2 million compared to $756.8 million as of November 30, 2008 and a decrease of $11.3 million compared to the Company’s debt net of cash of $760.9 million as of May 31, 2009. The Net Debt to EBITDA ratio excluding the convertible notes was 3.76x as compared to 4.03x as of May 31, 2009.

“The completion of our comprehensive refinancing plan in July, coupled with our strong cash flow generation and our negotiated ability to pre-pay a portion of this debt, has created a stable long-term financial position with greater financial flexibility for the Company.  The Company has no material amortization payments until 2014.” stated Mr. Rogers.

“While we expect market conditions to remain challenging, we are starting to see positive signs in the market in terms of volume and pricing, although not with sufficient consistency to definitively conclude we are in a turnaround.  We continue to remain vigilant on right sizing our cost structure and rebuilding gross margins in order to maximize our cash flow.

We believe that our recent operating performance and successful financial restructuring leave our company in a stronger strategic position to gain profitable market share and drive increasing value for our shareholders,” concluded Mr. Rogers.

Adjusted EBITDA

Within the information above, Sealy provides information regarding Adjusted EBITDA and Adjusted EBITDA Margin which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. We present Adjusted EBITDA and its derivative, Adjusted EBITDA Margin, because the covenants contained in our senior debt agreements are based upon these measures and Adjusted EBITDA is a material component of those covenants. Additionally, these measures are not intended to be measures of available cash flow for management’s discretionary use, as these measures do not consider certain

SEALY CORPORATION

Press Release – 3Q Fiscal 2009 Results

September 29, 2009

cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.  A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the Company’s income from operations is provided in the attached schedule.

Conference Call

The Company will hold a conference call today to discuss its fiscal third quarter 2009 results at 5:00 p.m. (Eastern Standard Time).  The conference call can be accessed live over the phone by dialing 1-877-941-2068, or for international callers, 1-480-629-9712. A replay will be available one hour after the call and can be accessed by dialing 1-800-406-7325, or for international callers, 1-303-590-3030. The passcode for the live call and the replay is 4157344. The replay will be available until October 6, 2009.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.sealy.com. The on-line replay will be available for a limited time beginning immediately following the call.

About Sealy

Sealy is the bedding industry’s largest global manufacturer with sales of $1.5 billion in fiscal 2008. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), including SpringFree(TM), PurEmbrace(TM) and TrueForm(R); Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,”

SEALY CORPORATION

Press Release – 3Q Fiscal 2009 Results

September 29, 2009

“believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

SOURCE: SEALY CORPORATION

SEALY CORPORATION

Press Release – 3Q Fiscal 2009 Results

September 29, 2009

SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	August 30,	November 30,	August 31,
	2009	2008	2008

ASSETS

Current assets:
Cash and equivalents	$99,840	$26,596	$30,699
Accounts receivable, net of allowances for bad debts, cash discounts and returns	189,446	156,583	225,115
Inventories	57,619	64,634	73,059
Prepaid expenses and other current assets	23,726	30,969	26,977
Deferred income tax assets	18,724	16,775	17,057
Total current assets	389,355	295,557	372,907
Property, plant and equipment - at cost	440,003	449,308	462,890
Less accumulated depreciation	(220,656)	(218,560)	(219,754)
	219,347	230,748	243,136
Other assets:
Goodwill	360,817	357,149	393,507
Intangible assets, net of accumulated amortization	2,774	4,945	6,277
Deferred income tax assets	5,650	3,392	3,909
Debt issuance costs, net, and other assets	53,740	29,083	31,400
	422,981	394,569	435,093
Total assets	$1,031,683	$920,874	$1,051,136

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$11,591	$21,243	$37,937
Accounts payable	105,914	97,084	160,654
Accrued incentives and advertising	31,610	34,542	39,861
Accrued compensation	33,730	24,797	26,160
Accrued interest	14,843	16,432	10,765
Other accrued liabilities	45,178	44,363	48,124
Total current liabilities	242,866	238,461	323,501

Long-term obligations, net of current portion	837,836	762,162	741,680
Other liabilities	59,585	71,257	67,955
Deferred income tax liabilities	6,538	4,962	6,990

Common stock and options subject to redemption	—	8,856	9,424

Stockholders’ deficit:
Common stock	922	917	916
Additional paid-in capital	878,003	668,547	667,480
Accumulated deficit	(991,572)	(814,298)	(772,318)
Accumulated other comprehensive income	(2,495)	(19,990)	5,508
Total shareholders’ deficit	(115,142)	(164,824)	(98,414)
Total liabilties and shareholders’ deficit	$1,031,683	$920,874	$1,051,136

SEALY CORPORATION

Press Release – 3Q Fiscal 2009 Results

September 29, 2009

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	August 30,	August 31,
	2009	2008

Net sales	$349,573	$404,963
Cost of goods sold	203,508	240,843

Gross profit	146,065	164,120

Selling, general and administrative expenses	110,256	132,892
Amortization expense	842	981
Restructuring expenses and asset impairment	—	2,448
Royalty income, net of royalty expense	(4,216)	(4,422)

Income from operations	39,183	32,221

Interest expense	22,127	14,379
Loss on rights for convertible notes	1,820	—
Refinancing and extinguishment of debt and interest rate derivatives	39	—
Other income, net	(14)	(117)

Income before income tax provsion	15,211	17,959
Income tax provision	3,155	7,017
Net income	$12,056	$10,942

Earnings per common share—Basic	$0.13	$0.12

Earnings per common share—Diluted	$0.05	$0.12
Weighted average number of common shares outstanding:
Basic	91,884	91,269
Diluted	279,156	93,538

SEALY CORPORATION

Press Release – 3Q Fiscal 2009 Results

September 29, 2009

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended
	August 30,	August 31,
	2009	2008

Net sales	$958,004	$1,172,267
Cost of goods sold	571,538	706,579

Gross profit	386,466	465,688

Selling, general and administrative expenses	302,533	365,536
Amortization expense	2,435	2,850
Restructuring expenses and asset impairment	1,448	2,907
Royalty income, net of royalty expense	(12,186)	(13,558)

Income from operations	92,236	107,953

Interest expense	56,551	45,124
Loss on rights for convertible notes	4,549	—
Refinancing and extinguishment of debt and interest rate derivatives	17,461	—
Gain on sale of subsidiary stock	(1,292)	—
Other income, net	(60)	(297)

Income before income tax expense	15,027	63,126
Income tax provision	3,463	24,013

Net income	$11,564	$39,113

Earnings per common share—Basic	$0.13	$0.43

Earnings per common share—Diluted	$0.09	$0.42

Weighted average number of common shares outstanding:
Basic	91,836	91,044
Diluted	153,602	94,066

SEALY CORPORATION

Press Release – 3Q Fiscal 2009 Results

September 29, 2009

SEALY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended
	August 30,	August 31,
	2009	2008
Operating activities:
Net income	$11,564	$39,113
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	23,840	25,763
Deferred income taxes	(7,303)	1,847
Impairment charges	1,326	873
Amortization of deferred gain on sale-leaseback	(485)	—
Paid in kind interest on convertible notes	1,820	—
Amortization of discount on new senior secured notes	351	—
Amortization of debt issuance costs and other	2,925	1,761
Loss on rights for convertible notes	4,549	—
Share-based compensation	7,381	2,550
Excess tax benefits from share-based payment arrangements	—	(781)
Loss on sale of assets	383	348
Write-off of debt issuance costs related to debt extinguishments	2,113	—
Loss on termination of interest rate swaps	15,232	—
Payment to terminate interest rate swaps	(15,232)	—
Gain on sale of subsidiary stock	(1,292)	—
Other, net	(2,458)	1,083
Changes in operating assets and liabilities:
Accounts receivable	(27,628)	(16,538)
Inventories	5,684	715
Prepaid expenses and other current assets	14,080	2,549
Other assets	(1,434)	3,049
Accounts payable	5,195	25,731
Accrued expenses	6,752	(26,824)
Other liabilities	(7,150)	3,539
Net cash provided by operating activities	40,213	64,778
Investing activities:
Purchase of property, plant and equipment	(8,669)	(21,102)
Proceeds from sale of property, plant and equipment	10,385	34
Net proceeds from sale of subsidiary	1,237	—
Investments in and loans to unconsolidated affiliate	(2,322)	—
Net cash provided by (used in) investing activities	631	(21,068)
Financing activities:
Cash dividends	—	(6,811)
Proceeds from issuance of long-term obligations	3,343	8,114
Repayments of long-term obligations	(15,668)	(23,821)
Repayment of old senior term loans	(377,181)	—
Proceeds from issuance of new senior secured notes	335,916	—
Proceeds from issuance of related party notes	177,132	—
Repayment of related party notes	(83,284)	—
Proceeds from issuance of convertible notes, net	83,284	—
Borrowings under revolving credit facilities	140,904	277,658
Repayments under revolving credit facilities	(205,304)	(281,085)
Exercise of employee stock options, including related excess tax benefits	(330)	824
Debt issuance costs	(27,421)	—
Net cash provided by (used in) financing activities	31,391	(25,121)
Effect of exchange rate changes on cash	1,009	(2,497)
Change in cash and equivalents	73,244	16,092
Cash and equivalents:
Beginning of period	26,596	14,607
End of period	$99,840	$30,699

SEALY CORPORATION

Press Release – 3Q Fiscal 2009 Results

September 29, 2009

RECONCILIATION OF ADJUSTED EBITDA TO OPERATING INCOME AND ADJUSTED EBITDA MARGIN TO OPERATING MARGIN

NON GAAP MEASURES

	Three Months Ended:				Nine Months Ended:
	August 30,		August 31,		August 30,		August 31,
	2009		2008		2009		2008
	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)
Income from operations	$39,183	11.2%	$32,221	8.0%	$92,236	9.6%	$107,953	9.2%
Depreciation and amortization	8,102	2.3%	8,643	2.1%	23,840	2.5%	25,763	2.2%

Adjustments for debt covenants:

Non-cash compensation	5,164	1.5%	555	0.1%	7,387	0.8%	2,530	0.2%
KKR consulting fees	655	0.2%	546	0.1%	2,196	0.2%	546	0.0%
Severance charges	229	0.1%	66	0.0%	2,171	0.2%	3,271	0.3%
Restructuring related costs	—	0.0%	2,189	0.5%	—	0.0%	2,894	0.2%
Product line discontinuance	—	0.0%	1,356	0.3%	—	0.0%	1,356	0.1%
Other (a)	334	0.1%	1,212	0.3%	2,951	0.3%	3,495	0.3%

Adjusted EBITDA	$53,667	15.4%	$46,788	11.6%	$130,781	13.7%	$147,808	12.6%

(a) Consists of various immaterial adjustments

Sealy Corporation

Fully Diluted Share Count Reconciliation

(in thousands)

	Three Months	Nine Months
Fully Diluted Shares 8/31/08	93,538	94,066
Change in basic shares	615	792
Convertible Notes	177,088	60,549
Reduction in stock options	(269)	(1,756)
Reduction in restricted shares	(148)	(154)
Restricted share unit grants	8,172	—
Other	160	105
Fully Diluted Shares 8/30/09	279,156	153,602